Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS FIRST QUARTER RESULTS

GREENSBORO, NC, April 24, 2013 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter ended March 31, 2013.

First Quarter Highlights

•

First quarter reported (GAAP) diluted earnings per share increased 50.9% versus last year to $0.86, including a $143 million MSA payment dispute settlement benefit that reduced the Company’s first quarter tobacco settlement expense.

•	First quarter adjusted (Non-GAAP) diluted earnings per share increased 13.8% versus last year to $0.66.

•	Net sales in the first quarter increased 3.3% over last year to $1.577 billion.

•	Total Lorillard retail market share of cigarettes increased 0.4 share points in the first quarter versus last year to 14.9%.

•	Newport retail market share increased 0.5 share points in the first quarter versus last year to 12.7%.

•	In the first quarter of 2013, blu eCigs distribution expanded to a total of more than 80,000 retail outlets resulting in first quarter net sales of $57 million and over a 40% retail market share.

•	Lorillard repurchased 3.8 million shares during the quarter at a cost of $149 million.

•	Lorillard’s Board of Directors approved a new $500 million share repurchase program during the quarter.

Lorillard Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months Ended March 31,
	2013	2012	% Chg
Net sales	$1,577	$1,526	3.3%

Operating income
Reported (GAAP)	$561	$392	43.1%
Adjusted (Non-GAAP)	438	399	9.8%

Net income
Reported (GAAP)	$328	$223	47.1%
Adjusted (Non-GAAP)	251	229	9.6%

Diluted earnings per share
Reported (GAAP)	$0.86	$0.57	50.9%
Adjusted (Non-GAAP)	$0.66	$0.58	13.8%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

“Lorillard posted strong market share and financial results in the first quarter of 2013 in the face of a difficult macroeconomic environment and highly competitive cigarette market,” stated Murray S. Kessler, Chairman, President and CEO. “We are off to a solid start to the year, with good topline growth, strong market share growth in cigarettes and electronic cigarettes, and operating margin expansion, all translating to robust earnings growth. Earnings per share were once again boosted by our ongoing share repurchase program, and resulted in our highest level of quarterly EPS growth since 2011. We are confident in our ability to continue to reward shareholders with double-digit total shareholder returns as measured by EPS growth and the dividend yield over the long term.”

Net sales increased by $51 million, or 3.3%, to $1.577 billion in the first quarter of 2013 due to net sales of electronic cigarettes of $57 million, partially offset by a decrease in net sales of cigarettes of $6 million.

Reported diluted earnings per share increased $0.29, or 50.9%, to $0.86 in the first quarter of 2013. Adjusted diluted earnings per share increased $0.08, or 13.8%, to $0.66 in the first quarter of 2013, due primarily to improved operating performance of the Cigarettes segment, the addition of the Electronic Cigarettes segment and the impact of share repurchases.

The following is a discussion of first quarter 2013 performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results*

	Three Months Ended March 31,
	2013	2012	% Chg
Net sales	$1,520	$1,526	-0.4%

Gross profit
Reported (GAAP)	$692	$523	32.3%
Adjusted (Non-GAAP)	549	530	3.6%

Selling, general and administrative
Reported (GAAP)	$138	$131	5.3%
Adjusted (Non-GAAP)	118	131	-9.9%

Operating income
Reported (GAAP)	$554	$392	41.3%
Adjusted (Non-GAAP)	431	399	8.0%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

First Quarter 2013

Cigarette net sales decreased $6 million, or 0.4%, to $1.520 billion in the first quarter of 2013, compared to $1.526 billion in the first quarter of 2012. The decrease in cigarette net sales resulted primarily from lower cigarette unit sales volume, partially offset by higher average net cigarette selling prices.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 2.3% for the first quarter of 2013 compared to the corresponding period of 2012. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 2.6% for the first quarter of 2013 compared to the corresponding period of 2012. During the quarter, changes in wholesale inventory levels, changes in wholesale purchasing patterns arising from varying holiday schedules and calendars and the negative impact of one fewer shipping day in the first quarter of 2013 largely offset and are estimated to have had a minimal impact on the Company’s domestic wholesale shipment comparisons. Total cigarette industry domestic wholesale shipments decreased an estimated 6.2% for the first quarter of 2013 compared to the first quarter of 2012.

Total wholesale unit volume for Newport, the Company’s flagship brand, decreased 1.3% for the first quarter of 2013 compared to the corresponding period of 2012. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 1.6% for the first quarter of 2013 compared to the corresponding period of 2012. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 6.5% for the first quarter of 2013 compared to the first quarter of 2012.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail and is unaffected by wholesale inventory changes, Lorillard’s domestic retail market share once again posted solid gains in the first quarter of 2013, increasing 0.4 share points to 14.9%. Newport’s domestic retail market share reached 12.7% for the first quarter of 2013, an increase of 0.5 share points compared to the first quarter of 2012. Lorillard’s domestic retail share of the menthol market reached 40.8% for the first quarter of 2013, an increase of 0.8 share points compared to the first quarter of 2012. Gains in market share were largely attributable to unit volume outperformance of Newport Menthol in response to increased promotions in our core markets, and geographic promotional expansion of Newport Menthol, and were achieved despite the heightened level of competitive menthol activity that continued during the quarter.

Reported gross profit was $692 million, or 45.5% of net sales, in the first quarter of 2013 and $523 million, or 34.3% of net sales, in the first quarter of 2012. Adjusted gross profit was $549 million in the first quarter of 2013, or 36.1% of net sales, compared to $530 million, or 34.7% of net sales, in the first quarter of 2012. As detailed in the reconciliation table, adjusted gross profit excludes the $143 million favorable impact on Lorillard’s tobacco settlement expense in the first quarter of 2013 of the reduction in Lorillard’s April 15, 2013 Master Settlement Agreement (“MSA”) payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013. Adjusted gross profit for the first quarter of 2012 excludes the unfavorable impact on tobacco settlement expense of $7 million resulting from a competitor’s adjustments in that quarter to certain historical components of the calculation of the industry Volume Adjustment Offset under the State Settlement Agreements. Such adjustments related to the competitor’s operating income for 2001 – 2005. The increase in adjusted gross profit reflects lower costs related to the State Settlement Agreements, partially offset by a decrease in net sales.

Reported selling, general and administrative costs increased $7 million to $138 million in the first quarter of 2013 compared to the first quarter of 2012, primarily due to estimated costs to comply with or otherwise resolve the U.S. Government Case judgment, offset partially by lower legal defense costs related to Engle Progeny litigation. Adjusted selling, general and administrative costs exclude $20 million in estimated costs to comply with or otherwise resolve the U.S. Government Case judgment, and decreased $13 million to $118 million in the first quarter of 2013 compared to the first quarter of 2012, primarily due to lower legal defense costs related to the Engle Progeny litigation.

Reported operating income for the Cigarettes segment increased $162 million to $554 million in the first quarter of 2013 from $392 million in the first quarter of 2012. Adjusted operating income for the Cigarettes segment increased $32 million to $431 million in the first quarter of 2013 from $399 million in the first quarter of 2012.

Electronic Cigarettes Segment Results*

Three Months Ended March 31, 2013

Net sales	$57

Gross profit	$21

Selling, general and administrative	$14

Operating income	$7

*	Comparative results for the three months ended March 31, 2012 not provided above as Lorillard purchased blueCigs on April 24, 2012.

First Quarter 2013

Net sales for the Electronic Cigarettes segment contributed $57 million to Lorillard’s total net sales for the first quarter of 2013. Strong sales of blu eCigs resulted from consumer marketing, expanded retail distribution as the brand is now carried in more than 80,000 retail outlets and strong repeat purchases.

According to Lorillard’s proprietary EXCEL database which now includes electronic cigarettes, blu eCigs domestic retail market share of the electronic cigarettes market for the first quarter was over 40%.

Gross profit was $21 million in the first quarter of 2013, or 36.8% of net sales.

Selling, general and administrative costs were $14 million in the first quarter of 2013 and include marketing and administrative costs associated with the blu eCigs’ national retail roll-out.

Operating income for the Electronic Cigarettes segment totaled $7 million for the first quarter of 2013.

“There is no doubt in my mind that electronic cigarettes have tapped into a real consumer need, that this could be a very big category and that blu can become a very big brand,” stated Mr. Kessler.

Settlement to Resolve Certain MSA Payment Adjustment Disputes

On December 17, 2012, Lorillard Tobacco, along with other participating manufacturers, agreed to settle with 17 states and the District of Columbia and Puerto Rico disputes under the MSA involving payment adjustments relating to nonparticipating manufacturers. One additional state joined the settlement on April 12, 2013. The settlement had been under consideration by the arbitration panel presiding over the pending arbitration relating to the disputes. On March 12, 2013, the arbitration panel issued a Stipulated Partial Settlement and Award, which directs the Internal Auditor under the MSA to implement the settlement provisions involved, thereby allowing the settlement to proceed.

The settlement resolves the claims for the years 2003 through 2012 and puts in place a new method for calculating this adjustment beginning in 2013. Under the terms of the settlement, Lorillard and other manufacturers will receive credits against their future MSA payments over the next five years, and the signatory states will be entitled to receive their allocable share of the amounts currently being held in escrow resulting from these disputes. Lorillard currently expects to receive credits over the next five years of at least $205 million on its outstanding claims, with $164 million occurring in April 2013 and the remainder over the following four years. The estimate is subject to change depending upon a number of factors included in the calculation of the credit.

Based on the terms of the settlement, during the first quarter of 2013 Lorillard Tobacco recorded a reduction to its State Settlements liability and expense of $164 million and reduced its April 15, 2013 MSA Annual Payment by the same amount. The reduction was partially offset by an increase of $21 million in the State Settlements liability and expense related to the industry Volume Adjustment Offset associated with the increase in the industry aggregate operating income. These amounts have been reflected in the accompanying statement of income for the first quarter of 2013 as a $143 million reduction in Lorillard’s tobacco settlement expense included in cost of sales.

The arbitration proceeding will continue as to those states that have not settled. As of April 15, 2013, eight states that have not joined the settlement have taken action in state court to prevent the settlement from proceeding or to seek other relief related to the settlement. Two of the states also unsuccessfully sought to preliminary enjoin the implementation of the award. There is no assurance that such attempts will be resolved favorably to Lorillard.

Additional News

On March 11, 2013, Lorillard, Inc. increased its quarterly dividend on its common stock by 6.5% to $0.55 per share, which was paid to shareholders of record as of March 1, 2013.

In April 2013, the Company paid $900 million under the State Settlement Agreements, primarily based on 2012 volume. The payment is net of the $164 million favorable impact of the reduction in Lorillard’s April 15, 2013

MSA payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 discussed above. Included in the payment was $115 million deposited in an interest-bearing escrow account in accordance with procedures established in the MSA pending resolution of a claim by the Company and the other Original Participating Manufacturers that they are entitled to reduce their MSA payments based on a loss of market share to non-participating manufacturers.

As of January 30, 2013, Lorillard, Inc. completed its $500 million share repurchase program that was announced in August 2012 by repurchasing 2.8 million shares at a cost of $109 million. On March 8, 2013, the Company announced that the Board of Directors had approved a new share repurchase program authorizing the Company to repurchase in the aggregate up to $500 million of its outstanding common stock. During the first quarter of 2013, the Company repurchased approximately 1 million shares at a cost of $40 million under the $500 million share repurchase program announced in March 2013. As of March 31, 2013, the maximum dollar value of shares that could yet be purchased under the $500 million share repurchase program was $460 million.

Conference Call

A conference call to discuss first quarter 2013 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Time on April 24, 2013. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 34372138.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode: 34372138. The conference call will be available for replay in its entirety through May 1, 2013.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 39 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, through its LOEC, Inc. subsidiary, is also a leading electronic cigarette company in the U.S, marketed under the blu eCigs brand. Newport, Kent, True, Maverick, Old Gold and blu eCigs are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended March 31,
	2013	2012
(Amounts in millions, except per share data)
Net sales (a)	$1,577	$1,526
Cost of sales (a) (b)	864	1,003

Gross profit	713	523
Selling, general and administrative	152	131

Operating income	561	392
Investment income	1	1
Interest expense	(41)	(39)

Income before income taxes	521	354
Income taxes	193	131

Net income	$328	$223

Earnings per share:
Basic	$0.86	$0.57
Diluted	$0.86	$0.57

Weighted average number of shares outstanding:
Basic	378.62	391.45
Diluted	379.42	392.40

Segment data:
Net sales
Cigarettes (a)	$1,520	$1,526
Electronic Cigarettes	57	—

	$1,577	$1,526

Operating income
Cigarettes	$554	$392
Electronic Cigarettes	7	—

	$561	$392

Supplemental information:
(a) Includes excise taxes	$455	$467

(b) Cost of sales includes:

- Charges to accrue obligations under the State Settlement Agreements	176	337

- Charges to accrue obligations under the Federal Assessment for Tobacco Growers	27	28

- Charges to accrue Food and Drug Administration user fees	17	16

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	March 31, 2013	December 31, 2012
(In millions)
Assets:
Cash and cash equivalents	$2,057	$1,720
Accounts receivable, less allowances of $3 and $3	23	18
Other receivables	31	52
Inventories	446	410
Deferred income taxes	556	557
Other current assets	32	20

Total current assets	3,145	2,777
Plant and equipment, net	294	298
Goodwill	64	64
Intangible assets	57	57
Deferred income taxes	47	48
Other assets	142	152

Total assets	$3,749	$3,396

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$23	$39
Accrued liabilities	419	356
Settlement costs	1,356	1,183
Income taxes	189	23

Total current liabilities	1,987	1,601
Long-term debt	3,101	3,111
Postretirement pension, medical and life insurance benefits	402	409
Other liabilities	55	52

Total liabilities	5,545	5,173

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value—$0.01 per share Issued –381 million and 525 million shares (outstanding 378 million and 382 million shares)	4	5
Additional paid-in capital	223	298
Accumulated (deficit)/retained earnings	(1,676)	2,351
Accumulated other comprehensive loss	(237)	(241)
Treasury stock at cost, 3 million and 143 million shares	(110)	(4,190)

Total shareholders’ deficit	(1,796)	(1,777)

Total liabilities and shareholders’ deficit	$3,749	$3,396

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended March 31,
(All units in thousands)	2013	2012	% Chg

Premium Brands

Newport	7,663,764	7,792,210	-1.6

Kent	36,978	42,270	-12.5

True	38,712	44,454	-12.9

Total Premium Brands	7,739,454	7,878,934	-1.8

Price/Value Brands

Old Gold	101,532	121,062	-16.1

Maverick	1,203,329	1,286,856	-6.5

Total Price/Value Brands	1,304,861	1,407,918	-7.3

Total Domestic Cigarettes	9,044,315	9,286,852	-2.6

Total Puerto Rico and U.S. Possessions	178,356	154,230	15.6

Grand Total Cigarettes	9,222,671	9,441,082	-2.3

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The three months ended March 31, 2013 contained one fewer shipping day than the comparable period ended March 31, 2012.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Market Share Data (1)

	Three Months Ended March 31,
	2013	2012	Pt Chg
Lorillard	14.9	14.5	0.4
Newport	12.7	12.2	0.5
Total Industry Menthol	31.3	31.1	0.2
Lorillard Share of Menthol Segment	40.8	40.0	0.8
Newport Share of Menthol Segment	37.6	36.8	0.8

(1)	Based on Lorillard’s Proprietary Retail Database (“EXCEL”)

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three months ended March 31, 2013 and 2012. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales; (2) estimated costs to comply with or otherwise resolve the U.S. Government Case judgment included in selling, general and administrative expenses; and (3) the unfavorable impact of adjustments to certain operating income data as reported in the years 2001 through 2005 by RJ Reynolds Tobacco Company (“RJRT”) in the first quarter of 2012 on Lorillard’s tobacco settlement expense included in cost of sales.

	Three months ended March 31, 2013
	Gross Profit	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$713	$561	$328	$0.86
GAAP results include the following:
(1) Favorable impact of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales	(143)	(143)	(89)	(0.23)
(2) Estimated costs to comply with or otherwise resolve the U.S. Government Case judgment included in selling, general and administrative expenses	—	20	12	0.03

Adjusted (Non-GAAP) results	$570	$438	$251	$0.66

	Three months ended March 31, 2012
	Gross Profit	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$523	$392	$223	$0.57
GAAP results include the following:
(3) Impact of RJRT adjustments to its 2001 - 2005 operating income and restructuring charges on Lorillard’s tobacco settlement expense included in cost of sales	7	7	6	$0.01

Adjusted (Non-GAAP) results	$530	$399	$229	$0.58

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard manages its operations on the basis of two operating and reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company and related entities. Lorillard Tobacco is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the quarters ended March 31, 2013 and 2012. In addition to the Newport brand, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 39 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists principally of the operations of LOEC, Inc. and related entities. LOEC is a leading electronic cigarette company in the United States, marketed under the blu eCigs brand. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising, sale and service of electronic cigarettes on April 24, 2012.

	Three months ended March 31, 2013
	Cigarettes	Electronic Cigarettes	Total
Reported (GAAP) operating income	$554	$7	$561

GAAP results include the following:

(1) Favorable impact of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales	(143)	—	(143)
(2) Estimated costs to comply with or otherwise resolve the U.S. Government Case judgment included in selling, general and administrative expenses	20	—	20

Adjusted (Non-GAAP) operating income	$431	$7	$438